Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2018 Fourth Quarter and Full Year Results
4th Quarter Comp Store Net Sales Increase of 6.4% and EPS of $0.29 Beat Outlook
Introduces Fiscal 2019 First Quarter Outlook

Irvine, CA – March 14, 2019 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter and full year of fiscal 2018 ended February 2, 2019.

“Tillys finished fiscal 2018 with its strongest single-quarter comp sales result since the third quarter of fiscal 2011, and its best consecutive three-quarter run of comp sales results since becoming a public company in 2012," commented Ed Thomas, President and Chief Executive Officer. "We aim to continue our operating momentum during fiscal 2019."

Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2018 (13 weeks) versus the fourth quarter of fiscal 2017 (14 weeks) ended February 3, 2018:

•
Total net sales were $170.6 million, an increase of 3.8% from $164.3 million last year, despite last year's fourth quarter containing an extra week of net sales worth approximately $7.1 million to the quarter. The Company ended fiscal 2018 with 229 total stores, including four RSQ-branded pop-up stores, compared to 219 full-size stores last year.

•
Comparable store net sales, which includes e-commerce net sales, increased 6.4% compared to flat comparable store net sales during last year's fourth quarter. E-commerce net sales increased 49.6% and represented approximately 20% of total net sales this year, compared to a decrease of 12% and a 14% share of total net sales last year. Comparable store net sales in physical stores decreased 0.9% and represented approximately 80% of total net sales, compared to an increase of 2.3% and an 86% share of total net sales last year.

•
Gross profit was $52.2 million, an increase of 1.4% from $51.4 million last year. Gross margin, or gross profit as a percentage of net sales, decreased to 30.6% from 31.3% last year. This 70 basis point decrease in gross margin was due to a 120 basis point increase in distribution costs primarily as a result of higher e-commerce shipping costs associated with strong e-commerce net sales growth. This cost increase was partially offset by a 20 basis point decrease in occupancy costs and a 20 basis point improvement in product margins. While occupancy costs were approximately $0.5 million higher in total dollars due to having 10 net new stores compared to last year, they were lower as a percentage of net sales due to the Company's net sales increase. Product margins improved primarily due to lower total markdowns as a percentage of net sales, partially offset by lower initial markups attributable to a product mix shift toward branded merchandise.

•
Selling, general and administrative expenses ("SG&A") were $41.2 million, or 24.2% of net sales, compared to $40.0 million, or 24.3% of net sales, last year. The $1.2 million increase in SG&A was primarily attributable to higher corporate bonus provisions of approximately $1.1 million associated with improved operating results for fiscal 2018 as a whole. This year's SG&A included approximately $0.9 million in expense reductions related to negotiated resolutions of certain vendor disputes. On a non-GAAP basis, excluding these negotiated expense reductions, non-GAAP SG&A was $42.1 million, or 24.7% of net sales, compared to $40.0 million, or 24.3% of net sales, last year.

•
Operating income was $10.9 million, or 6.4% of net sales, compared to $11.4 million, or 7.0% of net sales, last year. The decrease in our operating results was attributable to last year's fourth quarter containing an extra week of net sales worth approximately $7.1 million, which helped create greater leverage of our relatively fixed expense base last year. On a non-GAAP basis, excluding the negotiated expense reductions noted above, non-GAAP operating income was $10.1 million, or 5.9% of net sales, compared to $11.4 million, or 7.0% of net sales, last year.

•
Income tax expense was $3.1 million, or 26.4% of pre-tax income, compared to $5.2 million, or 43.5% of pre-tax income, last year. The reduction in this year's income tax rate was attributable to the new corporate tax rates that went into effect for 2018. On a non-GAAP basis, excluding the negotiated expense reductions noted above, non-GAAP income tax expense was $2.9 million, or 26.4% of non-GAAP pre-tax income, compared to $5.2 million, or 43.5% of non-GAAP tax income, last year.

•
Net income was $8.7 million, or $0.29 per diluted share, compared to $6.7 million, or $0.23 per diluted share, last year. On a non-GAAP basis, excluding the negotiated expense reductions noted above, non-GAAP net income was $8.0 million, or $0.27 per diluted share, compared to $6.7 million, or $0.23 per diluted share, last year.

Fiscal 2018 Full Year Results Overview
The following comparisons refer to operating results for fiscal 2018 (52 weeks) versus fiscal 2017 (53 weeks) ended February 3, 2018:

•	Total net sales were $598.5 million, an increase of 3.7% from $576.9 million last year, despite fiscal 2017 containing an extra week of net sales worth approximately $5.8 million to the year.

•
Comparable store net sales increased 4.0% in fiscal 2018, following a 1.0% increase in fiscal 2017. Comparable store net sales in physical stores increased 1.4% and represented approximately 85% of total net sales, compared to an increase of 1.6% and a 87% share of total net sales last year. E-commerce net sales increased 21.7% and represented approximately 15% of total net sales, compared to a decrease of 2.5% and a 13% share of total net sales last year.

•
Gross profit was $180.9 million, an increase of 3.2% from $175.4 million last year. Gross margin was 30.2%, compared to 30.4% last year. This 20 basis point decrease in gross margin was primarily attributable to a 50 basis point increase in distribution costs and a 30 basis point decrease in product margins, partially offset by a 70 basis point decrease in occupancy costs. Distribution costs increased primarily as a result of higher e-commerce shipping costs associated with e-commerce net sales growth. Product margins declined primarily due to lower initial markups associated with a product mix shift towards branded merchandise. Total occupancy expenses were approximately $0.4 million lower than last year, despite having 10 net new stores, primarily due to reductions in lease costs.

•
SG&A was $149.4 million, or 25.0% of net sales, compared to $151.4 million, or 26.2% of net sales, last year. Last year's SG&A included $6.8 million in legal matter provisions. This year's SG&A included a $1.5 million reduction to such provisions as a result of the final settlement of a legal matter in early August 2018, and $0.7 million in costs associated with our secondary offering completed in early September 2018. The net year-over-year impact of these legal matter provisions, partially offset by our secondary offering costs, accounted for the improvement in SG&A as a percentage of net sales. On a non-GAAP basis, excluding the impact of the legal provisions from both years, and the secondary offering costs and the negotiated expense reductions noted above, non-GAAP SG&A was $151.0 million, or 25.2% of net sales, compared to $144.6 million, or 25.1% of net sales, last year. Primary dollar increases in SG&A were attributable to store payroll of $1.9 million primarily due to minimum wage increases and higher comparable store net sales, online marketing costs of $1.7 million associated with e-commerce net sales growth, corporate bonus provisions of $1.7 million due to improved operating results, and e-commerce fulfillment costs of $0.9 million due to e-commerce net sales growth.

•
Operating income was $31.5 million, or 5.3% of net sales, compared to $24.0 million, or 4.2% of net sales, last year. This 110 basis point improvement in operating income was primarily due to the reduction in legal provisions compared to last year described above. On a non-GAAP basis, excluding the impact of the legal provisions from both years, and the secondary offering costs and the negotiated expense reductions noted above, non-GAAP operating income was $29.9 million, or 5.0% of net sales, compared to $30.8 million, or 5.3% of net sales, last year. This decrease in our non-GAAP operating results was primarily attributable to the extra week of net sales in fiscal 2017 worth approximately $5.8 million, which helped leverage our relatively fixed expense base last year.

•
Income tax expense was $8.9 million, or 26.2% of pre-tax income, compared to $10.5 million, or 41.7% of pre-tax income, last year. The reduction in this year's income tax rate was attributable to the new corporate tax rates that went into effect in 2018. On a non-GAAP basis, excluding the impact of legal provisions from both years, and the secondary offering costs and the negotiated expense reductions noted above, non-GAAP income tax expense was $8.3 million, or 25.8% of non-GAAP pre-tax income, compared to $13.1 million, or 41.0% of non-GAAP pre-tax income, last year.

•
Net income was $24.9 million, or $0.84 per diluted share, compared to $14.7 million, or $0.51 per diluted share, last year. Of the $0.33 improvement in year-over-year earnings per diluted share, approximately $0.18 was attributable to the aggregate impact of legal matters, the secondary offering costs and the negotiated expense reductions noted above, and approximately $0.15 was attributable to improved operating results. On a non-GAAP basis, excluding the impact of legal provisions from both years, and the secondary offering costs and the negotiated expense reductions noted above, non-GAAP net income was $23.9 million, or $0.80 per diluted share, compared to $18.9 million, or $0.65 per diluted shared, last year.

Balance Sheet and Liquidity
As of February 2, 2019, the Company had $144.1 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $136.0 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of February 3, 2018. For the third consecutive year, the Company paid a special cash dividend to its stockholders in February. This year's special cash dividend was approximately $29.5 million in the aggregate, or $1 per share.

Fiscal 2019 First Quarter Outlook
Based on current and historical trends, particularly with respect to years in which Easter occurred later in the year, as in fiscal 2019, the Company expects total net sales for the first quarter of fiscal 2019 to range from approximately $128 million to $130 million based on an assumption of a low single-digit percentage increase in comparable store net sales. The Company's quarter-to-date comparable store net sales, including e-commerce, have decreased by a low single-digit percentage, primarily due to a later Easter versus the comparable prior year period and unseasonably cold and wet weather throughout much of the country, particularly in California where 95 of the Company's stores reside. However, the Company continues to believe it can produce positive comparable store net sales for the quarter. Based on an anticipated continuation of the product mix shift towards branded merchandise, and the e-commerce net sales momentum with attendant costs that we experienced in the fourth quarter of fiscal 2018, we expect pre-tax operating results to range from a loss of approximately $(0.4) million to income of approximately $1.2 million, and earnings per share to range from a loss of $(0.01) to income of $0.03. This compares to a comparable store net sales increase of 0.1%, pre-tax income of $1.7 million, and earnings per diluted share of $0.04 for the first quarter of fiscal 2018. This outlook assumes no non-cash store asset impairment charges, an anticipated effective tax rate of approximately 27%, and weighted average shares of approximately 30 million.

Regarding the legal settlement coupons we issued in early September 2018, less than 1.5% of the total coupons issued have been redeemed to date. Since issuance, redemption transactions have represented less than 0.2% of total transactions and less than 0.5% of total net sales, resulting in no material impact on our comp sales or operating results. While there can be no guarantee that redemption activity will remain immaterial to our total company operating results prior to coupon expiration on September 4 of this year, we are not expecting any meaningful impacts to our business during the final 6 months of the redemption period.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with GAAP, the Company is providing certain non-GAAP financial measures including "non-GAAP SG&A," "non-GAAP operating income," "non-GAAP income tax expense," "non-GAAP net income," and "non-GAAP diluted income per share." These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures help provide investors with insight into the underlying comparable financial results, excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.

For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Financial Information; Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures” contained in this press release.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, March 14, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until March 28, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13688013. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 228 total stores, including three RSQ pop-up store, across 33 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the

SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$68,160	$53,202
Marketable securities	75,919	82,750
Receivables	6,082	4,352
Merchandise inventories	55,809	53,216
Prepaid expenses and other current assets	11,171	9,534
Total current assets	217,141	203,054
Property and equipment, net	73,842	83,321
Other assets	2,185	3,736
Total assets	$293,168	$290,111
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,207	$21,615
Accrued expenses	18,756	22,731
Deferred revenue	10,373	10,879
Accrued compensation and benefits	8,930	6,119
Dividends payable	29,453	29,067
Current portion of deferred rent	5,540	5,220
Total current liabilities	97,259	95,631
Long-term portion of deferred rent	30,825	31,340
Other	1,757	2,715
Total liabilities	129,841	129,686
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 21,642 and 14,927 shares issued and outstanding, respectively	21	15
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 7,844 and 14,188 shares issued and outstanding, respectively	8	14
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	149,737	143,984
Retained earnings	13,335	16,398
Accumulated other comprehensive income	226	14
Total stockholders’ equity	163,327	160,425
Total liabilities and stockholders’ equity	$293,168	$290,111

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales	$170,612	$164,317	$598,478	$576,899
Cost of goods sold (includes buying, distribution, and occupancy costs)	118,455	112,877	417,582	401,529
Gross profit	52,157	51,440	180,896	175,370
Selling, general and administrative expenses	41,223	39,999	149,416	151,384
Operating income	10,934	11,441	31,480	23,986
Other income, net	856	414	2,313	1,223
Income before income taxes	11,790	11,855	33,793	25,209
Income tax expense	3,113	5,156	8,850	10,509
Net income	$8,677	$6,699	$24,943	$14,700
Basic income per share of Class A and Class B common stock	$0.29	$0.23	$0.85	$0.51
Diluted income per share of Class A and Class B common stock	$0.29	$0.23	$0.84	$0.51
Weighted average basic shares outstanding	29,451	28,965	29,278	28,804
Weighted average diluted shares outstanding	29,836	29,471	29,768	29,074

Tilly’s, Inc.
Supplemental Financial Information
Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Selling, general and administrative, as reported	$41,223	$39,999	$149,416	$151,384
Legal settlement	—	—	1,458	(6,816)
Negotiated expense reductions	878	—	878	—
Secondary offering costs	—	—	(714)	—
Non-GAAP selling, general and administrative	$42,101	$39,999	$151,038	$144,568
Operating income, as reported	$10,934	$11,441	$31,480	$23,986
Legal settlement	—	—	(1,458)	6,816
Negotiated expense reductions	(878)	—	(878)	—
Secondary offering costs	—	—	714	—
Non-GAAP operating income	$10,056	$11,441	$29,858	$30,802
Income tax expense, as reported	$3,113	$5,156	$8,850	$10,509
Income tax effect of legal settlement (1)	—	—	(389)	2,631
Income tax effect of negotiated expense reductions (1)	(234)	—	(234)	—
Income tax effect of secondary offering costs (1)	—	—	191	—
Income tax effect of non-deductibility of a portion of secondary offering costs (1)	—	—	(130)	—
Non-GAAP income tax expense	$2,879	$5,156	$8,288	$13,140
Net income, as reported	$8,677	$6,699	$24,943	$14,700
Legal settlement	—	—	(1,458)	6,816
Negotiated expense reductions	(878)	—	(878)	—
Secondary offering costs	—	—	714	—
Less: Income tax effects (1)	234	—	562	(2,631)
Non-GAAP net income	$8,033	$6,699	$23,883	$18,885
Diluted income per share, as reported	$0.29	$0.23	$0.84	$0.51
Legal settlement, net of taxes (1)	—	—	(0.04)	0.14
Negotiated expense reductions, net of taxes (1)	(0.02)	—	(0.02)	—
Secondary offering costs, net of taxes (1)	—	—	0.02	—
Non-GAAP diluted income per share	$0.27	$0.23	$0.80	$0.65
Weighted average basic shares outstanding	29,451	28,965	29,278	28,804
Weighted average diluted shares outstanding	29,836	29,471	29,768	29,074

(1) The effective tax rate applied for the 13 weeks and 52 weeks ended February 2, 2019 was 26.7%. The effective tax rate applied for the 14 weeks and 53 weeks ended February 3, 2018 was 38.6%.

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal Year Ended
	February 2, 2019	February 3, 2018	January 28, 2017
Cash flows from operating activities
Net income	$24,943	$14,700	$11,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,485	23,389	23,266
Stock-based compensation expense	2,212	2,411	2,572
Impairment of assets	786	848	2,352
Loss on disposal of assets	30	192	16
Gain on sales and maturities of marketable securities	(1,552)	(782)	(251)
Deferred income taxes	953	2,933	(1,174)
Changes in operating assets and liabilities:
Receivables	(1,730)	(363)	1,395
Merchandise inventories	(2,783)	(5,448)	3,589
Prepaid expenses and other assets	(1,641)	(562)	(449)
Accounts payable	3,195	3,559	1,623
Accrued expenses	(4,438)	(2,732)	6,562
Accrued compensation and benefits	2,811	(1,140)	1,508
Deferred rent	(195)	(4,973)	(5,464)
Deferred revenue	1,667	676	1,554
Net cash provided by operating activities	46,743	32,708	48,509
Cash flows from investing activities
Purchase of property and equipment	(14,923)	(13,753)	(17,047)
Proceeds from sale of property and equipment	3	—	43
Purchases of marketable securities	(136,198)	(152,389)	(99,675)
Proceeds from marketable securities	144,859	125,264	95,021
Net cash used in investing activities	(6,259)	(40,878)	(21,658)
Cash flows from financing activities
Dividends paid	(29,067)	(20,080)	—
Proceeds from exercise of stock options	3,652	3,394	2,080
Payment of capital lease obligation	—	(835)	(858)
Taxes paid in lieu of shares issued for stock-based compensation	(111)	(101)	(99)
Net cash (used in) provided by financing activities	(25,526)	(17,622)	1,123
Change in cash and cash equivalents	14,958	(25,792)	27,974
Cash and cash equivalents, beginning of period	53,202	78,994	51,020
Cash and cash equivalents, end of period	$68,160	$53,202	$78,994

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2017 Q4	220	2	3	219	1,668
2018 Q1	219	4	1	222	1,675
2018 Q2	222	4	—	226	1,698
2018 Q3	226	5	4	227	1,693
2018 Q4	227	2	—	229	1,703

Note: Total stores opened during fiscal 2018 includes four RSQ-branded, pop-up stores.

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com